Exhibit 107

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Each Class of	to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered(1)	per Unit	Offering Price(2)	Registration Fee(3)
Common Stock, par value $0.01 per share	6,530,340	N/A	$116,241,949.50	$17,793.03

(1)	The number of shares of common stock, par value $0.01 per share, of NB Bancorp, Inc. (“Needham” and such shares, the “Needham Common Stock”) being registered is based upon an estimate of (i) the exchange ratio of 0.691 of a share of Needham Common Stock for each share of common stock, par value $0.01 per share, of Provident Bancorp, Inc. (“Provident” and, such shares, the “Provident Common Stock”) multiplied by (ii) the product of: (x) 18,901,130, which is (a) the total amount of shares of Provident Common Stock outstanding as of May 5, 2025 (17,788,038) plus (b) the total amount of issued and outstanding Provident stock options under the 2016 Equity Plan and the 2020 Equity Plan (1,113,092), and (y) 0.50, which represents the maximum percentage of Provident Common Stock to be converted into Needham Common Stock in accordance with the Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Needham Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c), 457(f)(1), and 457(f)(3) promulgated thereunder. The total amount of Provident’s securities to be cancelled in connection with the merger is 18,901,130. The total value of Provident securities to be cancelled ($239,075,668.09) is the sum of (x) the maximum aggregate offering price ($116,218,323.09), and (y) the amount of cash consideration paid by Needham ($122,857,345). The maximum aggregate offering price ($116,218,323.09) is (x) the average of the high and low prices of Provident Common Stock as reported on the NASDAQ Global Select Market on June 27, 2025 ($12.2975), multiplied by (y) the product of (a) the number of shares of Provident Common Stock to be cancelled in connection with the merger (18,901,130) and (b) 0.50, which represents the maximum percentage of Provident Common Stock to be converted into stock in accordance with the Merger Agreement. The amount of cash consideration paid by Needham ($122,857,345) is (x) the product of (a) the number of shares of Provident Common Stock be cancelled in connection with the merger (18,901,130), and (b) 0.50, which represents the maximum percentage of Provident Common Stock to be converted into cash in accordance with the Merger Agreement, multiplied by (y) the cash consideration per share of Provident Common Stock ($13.00).

(3)	Calculated by multiplying the estimated maximum aggregate offering price of securities to be registered by 0.0001531.